Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Glenmede Fund, Inc. of our report dated December 19, 2023, relating to the financial statements and financial highlights, which appears in Environmental Accountability Portfolio’s (formerly known as Responsible ESG U.S. Equity Portfolio) Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 2, 2024